UNITED STATES                 ---------------
                       SECURITIES AND EXCHANGE COMMISSION       SEC FILE NUMBER
                             WASHINGTON, D.C. 20549
                                                                ---------------
                                   FORM 12B-25                  ---------------
                                                                 CUSIP NUMBER
                                                                ---------------

                           NOTIFICATION OF LATE FILING

(Check One):  X  Form 10-KSB   Form 20-F   Form 11-K   Form 10-Q    Form N-SAR

          For Period Ended:         December 31, 2000
                            ---------------------------------------------------
           Transition Report on Form 10-K        Transition Report on Form 10-Q
           Transition Report on Form 20-F        Transition Report on Form N-SAR
           Transition Report on Form 11-K

          For the Transition Period Ended:
                                           -------------------------------------

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
- --------------------------------------------------------------------------------
                        PART I -- REGISTRANT INFORMATION

                                 MCY.com, Inc.
- --------------------------------------------------------------------------------
Full Name of Registrant


                      Health Builders International, Inc.
- --------------------------------------------------------------------------------
Former Name if Applicable


                          1133 Avenue of the Americas
- --------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)


                            New York, New York 10036
- --------------------------------------------------------------------------------
City, State and Zip Code

                       PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof,
[X] will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10K-SB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                                SEE ATTACHMENT A

                          PART IV -- OTHER INFORMATION


1. Name and telephone number of person to contact in regard to this notification

         Bernhard Fritsch                   212                 944-6664
         --------------------------    -------------     ----------------------
                  (Name)                (Area Code)        (Telephone Number)

2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months No or for such shorter period that the registrant was required to file such report(s)
         been filed? If answer is no, identify report(s)   Yes         No
                                                           [X]        [  ]


3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof                         Yes         No

                                                           [X]        [  ]

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.

================================================================================
                                  MCY.com, Inc.
     ---------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                              By: /s/ Bernhard Fritsch
                                                  -----------------------------
Date:           April 2, 2001                     Name:  Bernhard Fritsch
                -------------                     Title: Chairman and Chief Executive Officer

         Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                  ATTACHMENT A

                              PART III - NARRATIVE

The Registrant's Report on Form 10K-SB for the year ended December 31, 2000 (the "Report") could not be filed within the prescribed time period as the Registrant requires additional time to consolidate information with respect to its international and domestic operations in order to complete its financial statements and could not do so without unreasonable effort and expense.

                                  ATTACHMENT B

                          PART IV - OTHER INFORMATION

The Company expects to report a loss for the year ended December 31, 2000 in excess of $85 million.